Exhibit 23.4

CONSENT

I, Frank J. Bisignano, hereby consent to being named in the joint proxy and consent solicitation statement/prospectus included in the registration statement on Form S-4 filed by Fiserv, Inc. (including any amendments to such registration statement) in connection with the Agreement and Plan of Merger, dated as of January 16, 2019, by and among Fiserv, Inc., 300 Holdings, Inc. and First Data Corporation, as a person who will become a director of Fiserv, Inc. and to the filing of this consent as an exhibit to the registration statement.

Date: February 14, 2019

/s/ Frank J. Bisignano
Name: Frank J. Bisignano